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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-12

                         OSHMAN'S SPORTING GOODS, INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

On February 22, 2001, Oshman's Sporting Goods, Inc. ("Oshman's") announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 21, 2001, with Gart Sports Company and GSC Acquisition Corp., a wholly-owned subsidiary of Gart Sports Company ("Acquisition"), pursuant to which Oshman's will merge into Acquisition, with the result that the surviving corporation will be a wholly-owned subsidiary of Gart Sports Company. Pursuant to the Merger Agreement and subject to certain adjustments set forth therein, Oshman's shareholders will receive $7.00 cash and 0.55 shares of Gart Sports Company's common stock for each share of Oshman's common stock. The transaction is subject to customary conditions including the approval of the merger by Oshman's shareholders, the approval of the issuance of Gart common stock to the Oshman's shareholders by the shareholders of Gart Sports Company, termination of the waiting period under the Hart-Scott-Rodino Act and the effectiveness of a registration statement for the shares of Gart Sports Company to be issued in the transaction.

A copy of the press release of Oshman's issued on February 22, 2001 is attached hereto (the "Press Release"). Oshman's and the persons named below may be deemed to be "participants" in the solicitation of proxies from the shareholders of Oshman's in connection with the meeting of shareholders of Oshman's to be held to consider the approval of the Merger Agreement.

The participants in this solicitation may include (i) the directors of Oshman's:
Marilyn Oshman (Chairman), Alvin N. Lubetkin (Vice Chairman, Chief Executive Officer and President), Marvin Aronowitz, Karen Desenberg, Dolph B.H. Simon, Margaret A. Gillian and Manuel A. Sanchez, III and (ii) the following additional officers of Oshman's: Steve U. Rath (Executive Vice President and Secretary), Steven A. Martin (Senior Vice President and Chief Financial Officer), Thomas J. McVey (Senior Vice President), Ray Miller (Vice President, Treasurer and Assistant Secretary) and Richard L. Randall (Senior Vice President).

As of February 21, 2001, the following table shows the number of shares of Oshman's Common Stock beneficially owned by each of the directors and officers of Oshman's:

                                        AMOUNT                 PERCENTAGE
                                     OF BENEFICIAL                 OF
NAME                                  OWNERSHIP/1/               CLASS
----                                ---------------            -----------
Marilyn Oshman                           1,211,174               20.8%
Alvin N. Lubetkin                          266,900                4.5%
Marvin Aronowitz                            22,441                 *
Karen Desenberg                            166,646                2.9%
Margaret A. Gilliam                          4,000                 *
Ray Miller                                   2,800                 *
Thomas J. McVey                             22,500                 *
Richard L. Randall                           8,500                 *
Steven A. Martin                             8,500                 *
Steven U. Rath                              48,300                 *
Manuel A. Sanchez, III                     104,000                1.8%
Dolph B.H. Simon                            10,000                 *

/1/ Includes options that are exercisable within sixty days.
 * Indicates ownership of less than 1 percent of the outstanding shares of common stock.

Set forth below is the full text of the Press Release:

FOR IMMEDIATE RELEASE

CONTACT:  STEVEN RATH
          EXECUTIVE VICE PRESIDENT
          OSHMAN'S SPORTING GOODS, INC.
          713-967-8289

          MARTA FREDRICKS
          DANCIE PERUGINI WARE PUBLIC RELATIONS
          713-224-9115

                      OSHMAN'S SPORTING GOODS ENTERS INTO
                       DEFINITIVE AGREEMENT TO MERGE WITH
                              GART SPORTS COMPANY

Houston -- (BUSINESS WIRE) -- February 22, 2001--Oshman's Sporting Goods, Inc. (AMEX: OSH), announced today it has entered into a definitive merger agreement whereby Oshman's Sporting Goods, Inc. will be merged into a newly formed subsidiary of Gart Sports Company (NASDAQ National Market: GRTS). Pursuant to the terms of the merger agreement and subject to certain adjustments set forth therein, Oshman's shareholders will receive $7.00 cash and 0.55 shares of Gart Sports common stock for each share of Oshman's common stock. Based on yesterday's closing price of Gart Sports common stock, this is an indicated value of approximately $13.05 per share. This places the equity value of the Company at $84 million.

Alvin Lubetkin, Oshman's Vice Chairman, CEO and President stated, "We are extremely pleased to be joining forces with Gart Sports. This transaction blends the strengths of two highly respected and successful companies in the sporting goods industry. I have felt for some time that the retail segment of the sporting goods industry was ripe for consolidation. We see this as a great strategic fit."

Lubetkin continued, "Gart Sports has stepped forward and assumed the leadership position in the sporting goods market and we are excited to join forces. This merger is a wonderful opportunity for Oshman's people, stores and shareholders to become an integral part of what we believe will be a powerful and profitable company. I consider this transaction a reward for the successful transformation that the Company has recently completed. Our entire organization has done a fantastic job in closing over 180 stores of our old format and opening 43 SuperSports USA megastores."

Oshman's entered into the merger agreement following the unanimous recommendation of Oshman's Board of Directors. Completion of the merger is subject to customary conditions, including the approval of the Oshman's shareholders, termination of the waiting period under the Hart-Scott-Rodino Act, and the effectiveness of a registration statement for the Gart shares to be issued. Mr. Alvin Lubetkin, Ms. Marilyn Oshman and other Oshman's shareholders who collectively beneficially own approximately 45% of the outstanding common stock of Oshman's have agreed to vote their shares in favor of the transaction.

The acquisition is also subject to approval of the issuance of Gart common stock to Oshman's shareholders in conjunction with the transaction. Green Equity Investors, LP, an affiliate of Leonard Green & Partners, LP, which beneficially owns approximately 62% of the outstanding common stock of Gart Sports, has agreed to vote its shares in favor of the issuance of common stock to Oshman's shareholders in the transaction. The acquisition is anticipated to be completed prior to the close of Oshman's second fiscal quarter, which ends August 4, 2001.

Upon completion of the merger, Gart Sports' Board of Directors will be expanded from six members to eight members and will be joined by Marilyn Oshman, Chairman of Oshman's, and Alvin Lubetkin, Oshman's Vice Chairman, President and Chief Executive Officer.

Oshman's is being advised by New York City-based Investment Banking Firm, Financo, Inc. Gart Sports is being advised by Stephens Inc., Little Rock, Arkansas, as well as Los Angeles-based Leonard Green & Partners, LP.

Oshman's currently operates 58 sporting goods specialty stores, including 43 SuperSports USA stores and 15 traditional stores. The Company's SuperSports USA stores are located primarily in medium to large metropolitan areas across the United States, offering high-quality name brand and private label equipment and sportswear. Oshman's SuperSports USA stores utilize interactive merchandising by offering sports test-play areas, including basketball courts, batting cages, golf simulators and tennis courts.

Gart Sports is the second largest, publicly traded, full-line sporting goods retailer in the United States and the leading full-line sporting goods retailer in the Rocky Mountain region. The Company offers a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices, and currently operates 120 stores in 16 states under the Gart Sports and Sportmart names.

Upon completion of the merger, the combined company will operate 178 stores in 25 states from Gart Sports existing corporate headquarters in Denver, Colorado. Collectively, Gart Sports and Oshman's generated revenue of approximately $1.1 billion during the four fiscal quarters ended October 28, 2000. Following the closing of the merger, the combined company's common stock will be traded on the NASDAQ National Market under Gart Sports' current symbol, "GRTS."

Oshman's, Gart Sports and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Oshman's and Gart Sports in favor of the Merger. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Oshman's in connection with the proposed merger, and their interests in the solicitation, will be set forth in a Schedule 14A filed on the date of this press release with the SEC.
Oshman's and Gart will be filing a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Investors are urged to read the proxy statement/prospectus when it becomes available and other relevant documents filed with the SEC, because they will contain important information on the proposed transaction. Investors will be able to obtain the documents free of charge at the SEC's web site (www.sec.gov) or by contacting Oshmans, 2302 Maxwell Lane, Houston, Texas 77023, (713) 928-3171. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decision.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the inherent uncertainties associated with acquisitions of companies, the competitive environment in the sporting goods industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.